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                                                                     Exhibit 8.2


                              January 11, 2001



Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

            We have acted as special counsel to Firstar Corporation, a Wisconsin corporation ("FIRSTAR"), in connection with the proposed merger (the "MERGER") of Firstar with and into U.S. Bancorp, a Delaware corporation ("U.S. BANCORP"), pursuant to the Agreement and Plan of Merger, dated as of October 3, 2000, by and between Firstar and U.S. Bancorp (the "AGREEMENT"). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "REGISTRATION STATEMENT"), we are rendering our opinion concerning the material federal income tax consequences of the Merger.

            For purposes of the opinion set forth below, we have relied, with the consent of Firstar and the consent of U.S. Bancorp, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Firstar and U.S. Bancorp dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement-prospectus (the "JOINT PROXY STATEMENT-PROSPECTUS") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

            We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Wisconsin; and (iii) the Merger will be reported by Firstar and U.S. Bancorp on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and Firstar and U.S. Bancorp will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) neither Firstar nor U.S.



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Bancorp will recognize any gain or loss as a result of the Merger other than mark-to-market gains and losses recognized upon the close of U.S. Bancorp's taxable year; and (iii) no gain or loss will be recognized by Firstar stockholders or U.S. Bancorp stockholders that exchange all of their Firstar common stock or U.S. Bancorp common stock solely for common stock of the combined company in the Merger (except with respect to cash received by U.S. Bancorp stockholders instead of fractional share interests in common stock of the combined company).

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

            This opinion relates solely to the material United States federal income tax consequences of the Merger except as described below and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Firstar stockholders or U.S. Bancorp stockholders subject to special treatment under United States federal income tax law (including, for example, non-residents of the United States for United States federal income tax purposes, financial institutions, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders that acquired their Firstar common stock or U.S. Bancorp common stock through exercise of an employee stock option or right or otherwise as compensation, and holders that hold Firstar common stock or U.S. Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction).

            We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                              Very truly yours,

                                              /s/ Wachtell, Lipton, Rosen & Katz